Exhibit 99.2

Columbus Circle Capital Corp. II and Cohen & Company Inc. Announce Completion of $230,000,000 Initial Public Offering

New York, NY, Feb. 12, 2026 (GLOBE NEWSWIRE) -- Columbus Circle Capital Corp. II (Nasdaq: CMIIU) (the “Company”) and Cohen & Company Inc. (NYSE American: COHN) (“Cohen & Company”) today announced the closing of the Company’s initial public offering of 23,000,000 units, which included 3,000,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on February 11, 2026, under the ticker symbol “CMIIU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “CMII” and “CMIIW,” respectively.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as the lead book-running manager for the offering. Clear Street LLC acted as joint book-runner. Ellenoff Grossman & Schole LLP, and Ogier (Cayman) LLP, served as legal counsel to the Company, and Loeb & Loeb LLP served as legal counsel to the underwriters.  A subsidiary of Cohen & Company also acted as sponsor of the Company.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on January 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $230,000,000 was placed in the Company’s trust account for the benefit of the Company’s public shareholders. An audited balance sheet of the Company as of February 12, 2026 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the SEC.

About Columbus Circle Capital Corp. II

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any industry or geographical location. The Company’s management team is led by Gary Quin, its Chief Executive Officer and Chairman of the Board of Directors, and Joseph W. Pooler, Jr., its Chief Financial Officer. Garrett Curran, Alberto Alsina Gonzalez, Dr. Adam Back, Marc Spiegel and Matthew Murphy are independent directors.

About Cohen & Company Inc.

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, Cohen & Company Securities, LLC (“CCS”) in the United States and Cohen & Company Financial (Europe) S.A. in Europe. Cohen & Company Capital Markets (“CCM”), a division of CCS, is Cohen & Company’s full-service boutique investment bank providing capital markets and SPAC advisory services to corporations, financial sponsors, investors, and institutions. The Capital Markets segment also includes investment returns on financial instruments that Cohen & Company has received as consideration for investment banking and new issue services provided by CCM. The Asset Management segment manages assets through investment funds, managed accounts, joint ventures, and collateralized debt obligations. As of December 31, 2025, Cohen & Company had approximately $1.4 billion of assets under management in primarily fixed income assets in a variety of asset classes including European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, and commercial real estate loans. The Principal Investing segment is comprised primarily of investments Cohen & Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Columbus Circle Capital Corp II
Gary Quin, Chief Executive Officer
gquin@cohencm.com

Cohen & Company Inc.
Joseph W. Pooler, Jr.
investorrelations@cohenandcompany.com